                                                                      EXHIBIT 21


                           SUBSIDIARIES OF REGISTRANT



Industrial Data Systems, Inc.         Incorporated in the State of Texas

IDS Engineering, Inc.                 Incorporated in the State of Texas

Thermaire, Inc. dba Thermal Corp.     Incorporated in the State of Texas

Constant Power Manufacturing, Inc.    Incorporated in the State of Texas